Exhibit 5.1

Dentons Canada LLP 20th Floor, 250 Howe Street Vancouver, BC, Canada V6C 3R8 T +1 604 687 4460 F +1 604 683 5214

April 7, 2015

Lions Gate Entertainment Corp.

Re:	Registration of Common Shares of Lions Gate Entertainment Corp.

We have acted as Canadian counsel to Lions Gate Entertainment Corp., a company existing under the laws of British Columbia (the “Company”) in connection with the preparation of the Registration Statement of the Company on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Registration Statement references the offering and sale from time to time, as set forth in the Registration Statement and the form of prospectus contained therein (the “Prospectus”) by selling shareholders named in the Prospectus of up to 11,500,000 of the Company’s common shares (the “Offered Shares”).

In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:

a)	the Registration Statement;

b)	the Notice of Articles of the Company, as currently in effect;

c)	the Articles of the Company, as currently in effect (together with the Notice of Articles, the “Constating Documents”); and

d)	certified unanimous written consent resolutions executed by each of the directors comprising the Company’s board of directors dated April 6, 2015 relating to the Registration Statement.

Our opinion expressed herein is limited to the current laws of the Province of British Columbia and those federal laws of Canada applicable therein and should not be relied upon, nor are they given, in respect of the laws of any other jurisdiction.

As used herein, the term “Applicable Law” means the Business Corporations Act (British Columbia) (the “BCBCA”) and the federal laws of Canada which, in our experience, are normally applicable to transactions of this type. The Offered Shares may be issued from time to time on a delayed or continuous basis, and this opinion does not address any changes in Applicable Law after the date hereof.

In connection with the opinion expressed herein, we have considered such questions of law and examined such statutes, public and corporate records, certificates of governmental authorities and officers of the Company, other documents and conducted such other examinations as we have considered necessary for the purpose of our opinion.

April 7, 2015

For the purposes of the opinion expressed herein, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of these questions of law we considered relevant and subject to the limitations and qualifications in this opinion, we are of the opinion that the Offered Shares were validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

Dentons Canada LLP